Exhibit 99.1

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December 20, 2017

PG&E Announces Suspension of Dividend, Citing Uncertainty Related to Causes

and Potential Liabilities Associated with Northern California Wildfires

SAN FRANCISCO, Calif.—PG&E Corporation (NYSE: PCG) today announced that its Board of Directors has determined to suspend the quarterly cash dividend on the Corporation’s common stock, beginning with the fourth quarter of 2017, citing uncertainty related to causes and potential liabilities associated with the extraordinary October 2017 Northern California wildfires.

In addition, the Board of Directors of the Corporation’s utility subsidiary, Pacific Gas and Electric Company, determined to suspend the dividend on the utility’s preferred stock, beginning with the three-month period ending Jan. 31, 2018, citing the same uncertainty.

No causes have yet been identified for any of the unprecedented wildfires, which continue to be the subject of ongoing investigations.

However, California is one of the only states in the country in which courts have applied inverse condemnation to events caused by utility equipment. This means that if a utility’s equipment is found to have been a substantial cause of the damage in an event such as a wildfire – even if the utility has followed established inspection and safety rules – the utility may still be liable for property damages and attorneys’ fees associated with that event.

“After extensive consideration and in light of the uncertainty associated with the causes and potential liabilities associated with these wildfires as well as state policy uncertainties, the PG&E boards determined that suspending the common and preferred stock dividends is prudent with respect to cash conservation and is in the best long-term interests of the companies, our customers and our shareholders,” said PG&E Corporation Chair of the Board Richard C. Kelly.

“We fully recognize the importance of dividends and intend to revisit the issue as we get more clarity. In the meantime, PG&E is committed to working with state policymakers to address the negative investment environment that strict liability under inverse condemnation is creating for California’s utilities. This ultimately hurts our customers and the state. The company also remains committed to supporting recovery and rebuilding efforts by those communities that were impacted by these devastating fires,” he said.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility. PG&E serves nearly 16 million Californians across a 70,000 square-mile service area in Northern and Central California. For more information, visit www.pgecorp.com and www.pge.com.